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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1995, relating to the financial statements and financial highlights of the Morgan Stanley Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
February 13, 1996